Exhibit 1.2

Primary Capital LLC Member FINRA, SIPC 801 Brickell Ave, 7th Floor Miami, FL 33131 Investment Banking, Financial Services

FINANCING AND ADDITIONAL SERVICES AMENDMENT

September 29, 2021

Jeff Margolis, CFO

RespireRx Pharmaceuticals Inc.

126 Valley Road, Suite C

Glen Rock, New Jersey 07452

Dear Mr. Margolis:

Reference is made to the Financing and Additional Services Agreement between Primary Capital, LLC (“PC”) and RespireRx Pharmaceuticals, Inc. (the “Company”) dated August 6, 2021 (the “Agreement”). The undersigned parties hereby agree that the Agreement by and between PC and the Company shall be amended as follows:

●	PC shall only solicit institutional investors and shall receive a cash fee equal to seven percent (7%) of the gross proceeds raised from the Reg A Offering from institutional investors originated by PC. Company shall also issue a three-year warrant to PC or its designee(s) to purchase seven percent (7%) of that number of shares of the Company’s common stock, par value $0.001 as are included in the Securities or are the Securities sold to such institutional investors originated by PC.

●	For institutional investors referred/ originated by Company that participate in the Reg A Offering, then Company shall pay to PC a cash fee of four percent (4%) of the gross proceeds raised from the Reg A Offering from institutional investors originated by Company. Company shall also issue a three-year warrant to PC or its designee(s) to purchase four percent (4%) of that number of shares of the Company’s common stock, par value $0.001 as are included in the Securities or are the Securities sold to such institutional investors originated by Company.

●	PC shall neither solicit nor receive a fee from non-institutional investors originated by the Company or existing non-institutional shareholders of the Company that participate in the Reg A Offering.

A form of warrant issuable to PC is attached hereto as Appendix A.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. For the avoidance of doubt, all Fees and Expenses (including those currently past due), shall remain as outlined in the Agreement.

If the foregoing correctly sets forth the understanding between PC and the Company, please so indicate your agreement by signing in the place provided below, at which time this amendment shall become a binding contract.

Sincerely,

Primary Capital LLC,

Securities offered thru VCS Venture Securities LLC

By:	/s/ Arthur Magee	Date:	09/29/2021
Arthur Magee, Senior Managing Director
Investment Banking

Accepted and Agreed:

By:	/s/ Jeff Margolis	Date:	09/29/2021
Jeff Margolis, CFO
RespireRx Pharmaceuticals Inc.

Appendix A

FORM OF WARRANT

FORM OF PLACEMENT AGENT’S WARRANT AGREEMENT

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES BY HIS, HER OR ITS ACCEPTANCE HEREOF, THAT SUCH HOLDER WILL NOT FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE COMMENCMENT OF SALES OF THE OFFERING STATEMENT: (A) SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT TO ANYONE OTHER THAN OFFICERS OR PARTNERS OF PRIMARY CAPITAL LLC, EACH OF WHOM SHALL HAVE AGREED TO THE RESTRICTIONS CONTAINED HEREIN, IN ACCORDANCE WITH FINRA CONDUCT RULE 5110(E)(1), OR (B) CAUSE THIS PURCHASE WARRANT OR THE SECURITIES ISSUABLE HEREUNDER TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS PURCHASE WARRANT OR THE SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(E)(2).

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO September 29, 2021 (THE “INITIAL EXERCISE DATE”) [COMMENCEMENT OF SALES PURSUANT TO OFFERING STATEMENT]. VOID AFTER 5:00 P.M., EASTERN TIME, September 29, 2021 [DATE THAT IS THREE YEARS FROM THE INITIAL EXERCISE DATE].

Warrant No.	Initial Exercise Date	September 29, 2021
	Expiration Date:	September 29, 2021

COMMON STOCK PURCHASE WARRANT

For the Purchase of [●] Shares of Common Stock

Of

RESPIRERX PHARMACEUTICALS, INC.

THIS CERTIFIES THAT, pursuant to that certain engagement agreement, dated August 6, 2021, as amended (the “Engagement Agreement”), by and between RespireRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Primary Capital, LLC (“Primary Capital”), (in such capacity with its permitted successors or assigns, the “Holder”), as registered owner of this Purchase Warrant, is entitled, at any time or from time to time from September 29, 2021 (the “Initial Exercise Date”), [THE 181ST DAY AFTER THE COMMENCMENT DATE OF SALES PURSUANT TO THE QUALIFIED OFFERING STATEMENT], and at or before 5:00 p.m., Eastern time, September 29, 2021 [DATE THAT IS THREE YEARS FROM THE INITIAL EXERCISE DATE] (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●] shares of Common Stock of the Company, par value $0.001 per share (the “Shares”), subject to adjustment as provided in Section 4 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Purchase Warrant may be exercised on the next succeeding day that is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $_____ per Share (100% of the price of the Shares sold in the Offering); provided, however, that upon the occurrence of any of the events specified in Section 4 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. Any term not defined herein shall have the meaning ascribed thereto in the Engagement Agreement.

1.  Exercise.

1.1. Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

1.2. Cashless Exercise. In lieu of exercising this Purchase Warrant by payment of cash or check payable to the order of the Company pursuant to Section 1.1 above, Holder may elect to receive the number of Shares equal to the value of this Purchase Warrant (or the portion thereof being exercised), by surrender of this Purchase Warrant to the Company, together with the Exercise Form, in which event the Company shall issue to Holder, Shares in accordance with the following formula:

X =	Y(A – B)
A

Where,	X = The number of Shares to be issued to Holder;
Y = The number of Shares for which the Purchase Warrant is being exercised;
A = The VWAP on the Trading Day immediately preceding the date of the applicable exercise notice of one Share; and
B = The Exercise Price.

For purposes of this Section 1.2, the fair market value of a Share is defined as follows:

1.1.1 if the Company’s Common Stock is traded on a securities exchange, the value shall be deemed to be the VWAP on such exchange on the trading day immediately prior to the Exercise Form being submitted in connection with the exercise of this Purchase Warrant; or

1.1.2 if the Company’s Common Stock is actively traded over-the-counter, the value shall be deemed to be the VWAP on the trading day immediately prior to the Exercise Form being submitted in connection with the exercise of the Purchase Warrant; if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

1.3. Lockup. The holder of this Purchase Warrant represents that it (or permitted assignees under FINRA Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate this Purchase Warrant or the securities underlying the Purchase Warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date the Company’s Offering Statement on Form 1-A (File No. 024-11602) is qualified (the “Qualification Date”), by the U.S. Securities and Exchange Commission (the “Commission”), except as provided for in FINRA Rule 5110(e)(2).

2. Transfer.

2.1. General Restrictions. The registered Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that such Holder will not for a period of one hundred eighty (180) days following the Qualification Date: (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant to anyone other than: (i) Primary Capital or a Placement Agent or a selected dealer participating in the offering (the “Offering”) contemplated by the Engagement Agreement, or (ii) officers or partners of Primary Capital, each of whom shall have agreed to the restrictions contained herein, in accordance with FINRA Conduct Rule 5110(e)(1), or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2). On and after that date that is one hundred eighty (180) days after the Qualification Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B duly executed and completed, together with this Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) Business Days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

2.2. Restrictions Imposed by the Act. The securities evidenced by this Purchase Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement relating to the offer and sale of such securities that includes a current prospectus has been filed and declared effective by the Commission and compliance with applicable state securities law has been established.

3. New Purchase Warrants to be Issued.

3.1. Partial Exercise or Transfer. Subject to the restrictions in Section 2 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

3.2. Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

4. Adjustments.

4.1. Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

4.1.1. Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 4.1.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares, and the Exercise Price shall be proportionately decreased.

4.1.2. Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.1.3 below, the number of outstanding Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

4.1.3. Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 4.1.1 or Section 4.1.2 hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 4.1.1 or Section 4.1.2, then such adjustment shall be made pursuant to Section 4.1.1, Section 4.1.2 and this Section 4.1.3. The provisions of this Section 4.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

4.1.4. Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 4.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

4.2. Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 4. The above provision of this Section 4 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

4.3. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

5. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Purchase Warrant shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of this Purchase Warrant to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, quoted on any of the OTC markets or any successor trading market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

6. Certain Notice Requirements.

6.1. Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 6.2 shall occur, then, in one or more of said events, the Company shall publicly announce such event via a broadly disseminated press release and/or current report on Form 8-K and at least ten days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

6.2. Events Requiring Notice. The Company shall be required to give the notice described in this Section 6 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

6.3. Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 4 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

6.4. Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made (1) when hand delivered, (2) when mailed by express mail or private courier service or (3) when the event requiring notice is disclosed in all material respects and filed in a current report on Form 8-K or in a definitive proxy statement on Schedule 14A prior to the Notice Date: (i) if to the registered Holder of the Purchase Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Company:

RespireRx Pharmaceuticals Inc.

126 Valley Road, Suite C

Glen Rock, NJ 07452

Attn: Jeff Margolis, CFO

Email: jmargolis@respirerx.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Attn: Elizabeth A. Diffley, Esq.

Email: Elizabeth.diffley@faegredrinker.com

If to the Holder:

Primary Capital LLC

801 Brickell Ave., 7th Floor

Miami, FL 33131

Attention: Rob Nathan, Managing Director

Email: rnathan@primaryllc.com

with a copy (which shall not constitute notice) to:

Carmel, Milazzo & Feil LLP

55 W29th Street, 18th Floor

New York, NY 10018

Attn: Ross Carmel, Esq.

Email: rcarmel@cmfllp.com

7. Miscellaneous.

7.1. Amendments. The Company and Primary Capital may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Primary Capital may deem necessary or desirable and that the Company and Primary Capital deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

7.2. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

7.3. Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

7.4. Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees and respective successors and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

7.5. Governing Law; Submission to Jurisdiction. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the New York Supreme Court, New York County, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.1 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

7.6. Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

7.7. Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Warrant, Holder agrees that, at any time prior to the complete exercise of this Purchase Warrant by Holder, if the Company and Primary Capital enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

7.8. Execution in Counterparts. This Purchase Warrant may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the ____ day of _______, 2021.

RESPIRERX PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT A

Form to be used to exercise Purchase Warrant:

Date: __________, 20___

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for ______ Shares of RespireRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and hereby makes payment of $____ (at the rate of $____ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase ___ Shares under the Purchase Warrant for ______ Shares, as determined in accordance with the following formula:

X	=	Y(A-B)
A

Where,	X = The number of Shares to be issued to Holder;
Y = The number of Shares for which the Purchase Warrant is being exercised;
A = The VWAP on the Trading Day immediately preceding the date of the applicable exercise notice of one Share which is equal to $_____; and
B = The Exercise Price which is equal to $______ per share

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

Signature

Signature Guaranteed

EXHIBIT B

Form to be used to assign Purchase Warrant:

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED, does hereby sell, assign and transfer unto the right to purchase shares of RespireRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: ____________, 20__

Signature

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever.